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                                                                      EXHIBIT 21

                                MANOR CARE, INC.

                          SUBSIDIARIES OF THE COMPANY

        The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly-owned by the Company.

        1. Manor Healthcare Corp., a Delaware corporation - includes 50 active omitted subsidiaries operating in the United States.

        2.     Four Seasons Nursing Centers, Inc., a Delaware corporation.

        3. Vitalink Pharmacy Services, Inc., a Delaware corporation, of which the Company owns approximately 82.3% of the Common Stock - includes 2 active omitted subsidiaries operating in the United States.

        4.     Community Hospital of Mesquite, Inc., a Texas corporation.

        5.     Medical Aid Training Schools, Inc., a Delaware corporation.

        6. Choice Hotels International, Inc., a Delaware corporation, of which the Company owns l00% of the Preferred Stock and approximately 88.9% of the Common Stock - includes 4 active omitted subsidiaries operating in foreign countries and 2 active omitted subsidiaries operating in the United States.

        7.     Quality Hotels Europe, Inc., a Delaware corporation.

        8. QH Europe Partnership, a Maryland partnership - includes 4 active omitted subsidiaries operating in foreign countries.

        9. Boulevard Motel Corp., a Maryland corporation - includes 7 active omitted subsidiaries operating in the United States.

       10.     Comfort California, Inc., a California corporation.

       11.     Sunburst Hotel Corp., a Texas corporation.

       12.     Cactus Hotel Corp., an Arizona corporation.

       13.     Gulf Hotel Corp., a Louisiana corporation.